Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Shape Security, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-146195, 333-179794, 333-186765, 333-191773, 333-194620, 333-196405, 333-203494, 333-217436, 333-231799, 333-231802, 333-232957, and 333-236228) on Form S-8 of F5 Networks, Inc. of our report dated November 27, 2019, with respect to the consolidated balance sheets of Shape Security, Inc. as of January 31, 2019 and December 31, 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended January 31, 2019, and the related notes, which report appears in the Form 8‑K/A of F5 Networks, Inc. dated April 8, 2020.

/s/ KPMG LLP
Santa Clara, California
April 8, 2020